Associated Media Holdings, Inc
5150 East Pacific Coast Highway
Suite 300
Long Beach CA 90804

October 2, 2006

Mr. Peter Einstein
P.O. Box 502211
Dubai Media City
Dubai, UAE

RE: Consulting Agreement

Dear Mr. Einstein:

We are pleased to offer you a position as a consultant to Associated Media Holdings, Inc. ("ASMH"). In connection with the offer, this letter agreement ("Agreement") will confirm the following terms of your engagement:

1. **Duties.** You agree to advise senior management and the Board of Directors in connection with various business, strategic and research and development matters, and such other matters as senior management and the Board of Directors may from time to time deem appropriate. In addition, you shall leverage your personal networks and contacts to help facilitate introductions for a variety of purposes, including product development, strategic relationships and sales opportunities.

2. **Term.** This agreement shall remain in effect so long as you serve as a member of the Board of Directors, unless previously terminated in accordance with Section 7 below.

3. Compensation, Benefits, and Expenses.

3.1 Stock Options. Subject to applicable law, upon execution of this Agreement, ASMH shall issue to you options to purchase 325,000 shares of common stock of ASMH at an exercise price equal to $0.50 per share, which price reflects the current fair market value of a share of common stock. The options will vest and become exercisable over a three-year period as follows: (i) 225,000 shares on the one-year anniversary of the execution of this Agreement, (ii) 50,000 shares on the two-year anniversary of the execution of this Agreement, and (iii) 50,000 shares on the three-year anniversary of the execution of this Agreement. All of the aforesaid options will be subject to the terms and conditions of the Associated Media Holdings, Inc. 2006 Equity Compensation Plan ("the Plan") and will be memorialized in a Nonqualified Stock Option Grant agreement. For sake of clarity, the options granted under this Agreement are in addition to the 300,000 options that will be granted to you in your capacity as a non-employee member of ASMH's Board of Directors.

If this Agreement is validly terminated by you or ASMH or is brought to an end by Agreement between the parties prior to the vesting of any options granted pursuant hereto, options that are not yet vested and exercisable as of the date of termination shall terminate. Options that are vested and exercisable as of the date of termination shall remain vested and exercisable for 90 days following the date of termination. For example, if you are not re-elected to the Board of Directors at the Company's annual shareholders meeting on May 1, 2008 (as an example), this Agreement will terminate on the day of the shareholders' meeting. On May 1, 2008, your options will be vested and exercisable with respect to 225,000 shares of common stock. Accordingly, you will have until July 30, 2008 (90 days) to exercise your option for 225,000 shares, but the option will have otherwise terminated with respect to the remaining 100,000 shares. (Please see Section 5(d) of the Plan for other terms and conditions relating to exercisability of options.)

3.2 **Additional Consideration.**

3.2.1 **Introduction Fees.** You shall receive an Equity Introduction Fee, as set forth in the table below, from ASMH for introducing ASMH to an equity funding source, including, but not limited to, potential individuals, institutions, and other entities in the business of providing equity financing to companies, that makes an equity investment in ASMH. The Equity Introduction Fee shall be equal to a percentage of the equity invested in ASMH by a funding source identified by you and shall be paid according to the following schedule:

Gross Equity Amount	Equity Introduction Fee
$0 to $5,000,000	7%
$5,000,001 to $50,000,000	5%
$50,000,001 and above	3%

3.2.2.2 Equity Introduction Fees shall be paid from the proceeds of the closing of the financing transaction and shall be payable at our discretion in cash, stock or a combination of cash and stock. ASMH will pay such Equity Introduction Fees no later than twenty (20) days following the receipt of the proceeds at the closing of the financing transaction. If any portion of the proceeds raised in the transaction is not paid to ASMH at the closing of the transaction, whether such funds are paid by the subsequent exercise of warrants or options or in deferred closings, your fee relating to such deferred proceeds shall not be paid until ASMH's receipt of the deferred proceeds. You also will not be entitled to any Equity Introduction Fees if for any reason whatsoever a transaction with the funding source is not completed, whether or not there is a binding agreement to do so and whether or not a default by any party to the transaction has caused the failure to complete the transaction.

3.2.2.3 In no event shall any Equity Introduction Fees be payable to you in any case where a funding source identified by you is or was: (i) an investor in ASMH or any affiliate of such investor; (ii) a customer of ASMH or affiliate of a customer of ASMH; (iii) a party with which ASMH, ASMH's directors or officers, or any investor in ASMH has a pre-existing relationship. ASMH will advise you that no compensation shall be payable to you by reason of the immediately preceding sentence after your identification of the funding sources in writing to ASMH. In addition, any compensation, commissions, fees or other remuneration in any form paid or payable, directly or indirectly, to you by the funding source or any affiliate thereof will be credited against and will reduce the amount of compensation payable to you by ASMH hereunder by the dollar amount of such compensation or by the fair market value of such compensation (as determined by ASMH) in cases of non-cash compensation. In all cases, ASMH will not pay any fees over and above the amounts reflected in the table above, and you will be responsible for the payment of any compensation to any person or entity (including Prima Worldwide) that you may rely upon or use to make introductions pursuant hereto. To the extent that ASMH is obligated to pay fees or commissions to a third party as part of the same financing transaction in respect of which an Equity Introduction Fee is payable hereunder, such fees shall be deducted from the Equity Introduction Fee otherwise payable to you, provided that, for the purposes of this last sentence of paragraph 3.2.2.3 only, the Equity Introduction Fee shall be deemed to be no less than five percent (prior to the deduction of the third party fees and commissions); if no such third-party fees or commissions are applicable, the Equity Introduction Fee detailed in paragraph 3.2.1 above shall apply.

3.2.2.4 The prices, terms and conditions under which ASMH shall offer or sell any securities shall be determined by ASMH in its sole discretion. ASMH shall control all discussions and negotiations regarding any proposed or actual offering or sale of securities. Nothing in this Agreement shall be deemed to obligate ASMH to actually offer or sell any securities or consummate any transaction. ASMH may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of securities.

3.2.2.5 (a) The parties hereto acknowledge that you are not registered as, and shall not act, either directly or indirectly, as a broker, dealer, agent or investment advisor under applicable federal or state

securities laws. Accordingly, in performing the services contemplated hereunder relating to referring potential investors, your responsibilities shall be limited to introducing potential investors to ASMH, and you shall not use any general solicitation or general advertising within the meaning of the applicable securities laws in connection with any offering of securities by ASMH. You agree to introduce ASMH to potential investors only in states in which you have been advised that offers and sales of securities can be legally made by ASMH. If it is determined by counsel to ASMH that the payment of Equity Introduction Fees will constitute a violation of the securities laws or that third-party rights or claims against ASMH may arise from such payment, all fees due to you under this Section 3.2 shall be forfeited, and you shall not be entitled to any compensation whatsoever under this Section 3.2.

(b) Consistent with the foregoing, you shall have no authority to, and shall not, (i) offer for sale or solicit offers to buy any ASMH securities to or from any person, (ii) provide any advisory or valuation services to any person regarding any securities offerings or the merits or risks of an investment in any such securities, (iii) provide any information to any person, other than such information reasonably necessary to introduce such person to ASMH, regarding the ASMH, its proposed business or any such securities or offerings, (iv) make any representations or warranties in connection with any such offerings, or (v) otherwise effect any transactions with respect to, or induce or attempt to induce the purchase or sale of, any such securities.

3.3 **<u>Business Development</u>.** ASMH acknowledges that you may also make other valuable introductions to ASMH for which we may agree to pay additional compensation and we agree to negotiate with you in good faith regarding how much compensation may be paid to you and upon what terms.

3.4 **<u>Expenses</u>.** ASMH agrees to provide you with one round trip first class flight between your base of operations in UAE and Los Angeles as well as five star hotel accommodation and airport transfers for two board meetings a year. Any other expenses incurred in connection with your performance under this Agreement for which ASMH is to reimburse you must be pre-approved by ASMH in writing and any claim for reimbursement must be supported by reasonable supporting documentation..

4. **<u>Taxes; Withholding</u>.** You shall be responsible for the payment of all federal, state, and local taxes, tariffs, or surcharges that may be due and payable to government authorities on such fees and other compensation you receive pursuant to the terms of this Agreement. If any fees or other compensation payable hereunder are subject to applicable federal (including FICA), state and local tax withholding requirements, ASMH may deduct such withholding requirements from the fees and compensation otherwise required to be paid hereunder. ASMH may require that you pay to ASMH the amount of any federal, state or local taxes that the ASMH is required to withhold with respect to such the options to be granted hereunder, or ASMH may deduct from other fees payable by ASMH the amount of any withholding taxes due with respect to such options.

5. **<u>Confidential Nature of Information</u>.** During the Term and all times thereafter, you, your agents, representatives, subcontractors or employees will not disclose any information provided by or on behalf of ASMH pursuant to this Agreement ("Confidential Information") or make use, directly or indirectly, of the Confidential Information for purposes other than rendering services in accordance with this Agreement. In addition, Confidential Information shall be deemed to include the terms of this Agreement. Notwithstanding the foregoing, you shall not be prevented from disclosing information that: (i) is or becomes publicly known through no fault of the your own; (ii) has been rightfully received from a third party without restriction and without breach of this Agreement; (iii) is approved in writing by ASMH for disclosure; or (d) is required to be disclosed pursuant to applicable law, government regulation or court order, <u>provided</u> that you give ASMH reasonable prior notice of such requirement and afford ASMH the opportunity to seek a protective order or other appropriate measures to safeguard the confidentiality of such information. Except as otherwise provided in this Agreement, you shall, when requested by ASMH or upon termination of this Agreement, destroy or return to ASMH any Confidential Information which ASMH has provided to you or which is otherwise under the care, custody or control of you, including all copies thereof and all notes, correspondence, memoranda, summaries, documents and other records relating to such Confidential Information which is then in your possession or control.

6. **Disclosure Requirement.** You and ASMH pledge to keep each other informed about potential conflicts of interest that involve the payment of money to third parties contrary to the primary interests of the ASMH shareholders.

7. **Termination.** Notwithstanding the expiration of the Term as provided in Section 2, you shall be entitled to receive the Equity Introduction Fee accordance with the terms of this Agreement if ASMH consummates a financing within twelve months of ASMH's receipt of your written submission in accordance with Subsection 3.2.2.2 identifying the funding source; and (ii) subject to your compliance with the provisions of this Agreement. In addition, notwithstanding any termination or expiration of this Agreement, Sections 5, 7 and 8 shall survive any such termination. For the avoidance of doubt you shall be entitled to receive Equity Introduction Fees after the termination of this Agreement where the Equity Introduction Fee is payable in connection with a transaction completed prior to such termination. Where a transaction is commenced but not substantially concluded prior to the expiration of the twelve-month period set forth in the first sentence of this Section 7, then ASMH shall give good faith consideration to the payment of a reduced Equity Introduction Fee reflective of ratio that the time involved in the transaction prior to close prior to the termination bears to the time involved in the transaction prior to close after the termination.

8. **Indemnification.**

8.1 ASMH agrees to indemnify and hold harmless you and your affiliates and their respective officers, directors, employees, agents and controlling persons ("Einstein Indemnified Persons") from and against any losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees (collectively, "Losses") to which the Einstein Indemnified Persons may become subject arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements, unless such statement or omission was made in reliance upon and in conformity with written information furnished to ASMH with respect to you by or on behalf of you, contained in the offering materials for a private placement financing. Notwithstanding anything contained herein to the contrary, ASMH will not indemnify any of an Einstein Indemnified Person for any Losses that are a result of such indemnified person's acts which constitute gross negligence, willful misconduct, bad faith or breach of this Agreement.

8.2 You agrees to indemnify and hold harmless ASMH and its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "ASMH Indemnified Persons") from and against any Losses to which the ASMH Indemnified Persons may become subject arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements, unless such statement or omission was made in reliance upon and in conformity with written information furnished to you with respect to ASMH by or on behalf of ASMH: (A) contained in (i) the offering materials for a private placement financing or (ii) any other document or communication executed by or on behalf of ASMH or based upon written information furnished by or on behalf of ASMH filed in any jurisdiction in order to qualify sale of the securities in a private placement financing under the securities laws of thereof; or (B) relating to the services rendered by you as contemplated herein. Notwithstanding anything contained herein to the contrary, you will not indemnify any ASMH Indemnified Person for any Losses that are a result of such indemnified person's acts which constitute gross negligence, willful misconduct, bad faith or a breach of this Agreement.

8.3 Each indemnifying person agrees to promptly reimburse each indemnified person for all reasonable expenses (including fees and expenses of legal counsel) incurred in connection with the investigation, preparation for or defense of any pending or threatened claim related to or arising in any manner out of this Agreement and the transactions contemplated hereunder for which indemnification may be sought (collectively, a "Proceeding"). Each indemnifying person further agrees that it will not, without the prior written consent of the indemnified person, settle, compromise or consent to the entry of any judgment in any threatened or pending Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the indemnified persons and holds each indemnified person harmless against all liability arising out of such Proceeding.

9. Miscellaneous.

9.1 The relationship between ASMH and you is that of independent contractors, and nothing contained herein will be construed to mean that you are a partner, employee or agent of ASMH. You have no authority to create any obligation or responsibility, express or implied, on behalf or in the name of ASMH, or to bind ASMH in any manner. As an independent contractor, you are solely responsible for the methods and manner in which the services are performed, subject to ASMH's policies and procedures and applicable laws.

9.2 This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be performed therein, without regard for any principles relating to conflicts of laws. All legal proceedings arising out of or related to this Agreement will be brought in the State or Federal courts in or around Long Beach, California, and each party hereto consents to the exclusive jurisdiction of such courts and agrees not to argue that such court is not convenient. Each party hereto waives any right it may have to a trial by jury in any action arising out of or relating to this Agreement.

9.3 Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration in Long Beach, California by an arbitrator mutually selected by you and ASMH. The arbitration shall be conducted on an expedited basis and shall be subject to, and the Arbitrators shall have the power and rights afforded by, the rules of the American Arbitration Association. Costs of arbitration shall be borne as the arbitrators deem and determine to be just and equitable under all of the facts and circumstances.

* * * *

This offer by ASMH shall remain available until October 6, 2006. If this letter correctly sets forth your understanding, please confirm by countersigning and returning one of the enclosed copies. Upon receipt by ASMH, this letter shall be deemed a binding agreement to be construed in accordance with the laws of the State of California.

We look forward to working with you.

Sincerely,

Associated Media Holdings, Inc.

By: ______________________

Name: Darryl Franklin

Title: Chairman and Chief Executive Officer

Agreed and Accepted:

____

Peter Einstein

Dated: 8/10/06

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